Exhibit 4.18

ANNOUNCEMENT OF COMMENCEMENT OF PUBLIC DISTRIBUTION OF NON-CONVERTIBLE UNSECURED DEBENTURES

Unibanco (União de Bancos Brasileiros S.A.) as Lead Manager hereby announces the commencement of distribution for public subscription of the 1st Issue, in a Single Series, of 23,042 (twenty three thousand and forty two) debentures not convertible into shares, without guarantee, being nominal and of the book-entry type, with nominal unit value of R$ 10,871.6048 (ten thousand, eight hundred and seventy one point six zero four eight Reais) (“the Offering” or “the Issue”, and “the Debentures”), issued by

Listed company

CNPJ n°  06.981.180/0001-16

Avenida Barbacena, 1200, A1 Wing, 17th Floor,

30190-131 Belo Horizonte, Minas Gerais, Brazil.

ISIN: BRCMGDDBS009

In the amount of:

R$ 250,503,517.80

RISK RATINGS

Fitch	Moody’s
A+ (bra)	Baa2.br

I               INFORMATION ON THE ISSUER AND DISTRIBUTION OF THE DEBENTURES

1.             Full name and principal place of business

CEMIG Distribuição S.A. (“the Issuer”), a corporation with head office in the jurisdiction of the city of Belo Horizonte, Minas Gerais State, Brazil, at Avenida Barbacena 1200, 17th Floor, A1 Wing, registered in the CNPJ/MF under number 06.981.180/0001-16, with its Articles of Association filed at the Commercial Board of the State of Minas Gerais, under NIRE No. 31300020568.

2.                      Decision and Deed of the Issue

2.1.          Corporate decisions: The Offering was approved at the meeting of the Board of Directors of the Issuer held on January 25, 2006, the minutes of which were ratified by the meeting of the Board of Directors of the Issuer held on June 29, 2006, and of CEMIG, held on January 25, 2006.

2.2           Issue Deed: The terms and conditions of the Debentures are contained in the “Private Deed of the 1st Public Issue of Debentures Not Convertible Into Shares in a Single Series Without Guarantee of Cemig Distribuição S.A.”, entered into on August 24, 2006 (“the Issue Deed”). The Issue Deed was filed at the Commercial Board of the State of Minas Gerais on September 1, 2006, under No. ED000033-7/000.

3.             Characteristics of the Debentures

3.1.                             Total amount of the Issue: R$ 250,503,517.80 (two hundred and fifty million, five hundred and three thousand, five hundred and seventeen Reais and eighty centavos)

3.2         Issue Date: June 1, 2006.

3.3         Nominal unit value: R$ 10,871.6048 (ten thousand, eight hundred and seventy one point six zero four eight Reais), on the Issue Date.

3.4         Series number: The Issue is effected in a Single Series.

3.5         Number of Debentures: 23.042 23,042 (twenty three thousand and forty two) Debentures.

3.6         Supplementary Lot Option: The Issuer has not given the Lead Manager the option to increase the number of Debentures to be distributed through a Supplementary Lot, as provided for by Article 24 of CVM Instruction 400.

3.7         Form: The Debentures are of the simple, non-convertible, nominal, book-entry type, without issue of deposits or certificates.

3.8         Type: The Debentures are without guarantee or preference (unsecured).  The Debentures of this Issue have a corporate guarantee issued by CEMIG in accordance with item 8 below.

3.9         Use of proceeds: By reason of the Obligatory Exchange, the Issuer will not receive the net proceeds of this Offering, since the Debentures will be paid up by the Debentures issued under the “Private Deed of the 3rd Public Issue of Non-Convertible Simple Debentures Without Guarantee or Preference in a Single Series of Companhia Energética de Minas Gerais – CEMIG” (“the 3rd CEMIG Issue”). The proceeds of the 3rd CEMIG Issue were allocated to amortization of the debts of CEMIG contracted for the carrying out of investments in distribution of electricity, which became due in 2004, as described in Clause 3.4 of the Issue Deed.

3.10   Maturity: The period of maturity of the Debentures of this Offering is 96 (ninety six) months from the date of issue, with final maturity on the first business day of June 2014.

3.11   Obligatory Exchange: The present Offering is carried out for the purposes of the Obligatory Exchange of the Debentures of the 3rd CEMIG Issue for the Debentures, with the consequent cancellation of the Debentures of the 3rd CEMIG Issue.

3.12   Programmed amortization: The Debentures will not be the subject of programmed amortization before the maturity date.

4.             Remuneration

The debentures shall carry the right to the following Remuneration (“the Remuneration”):

4.1. Updating

The Debentures shall have their nominal value updated, from the Issue Date, by the IGP-M Inflation Index, calculated and published by the Getúlio Vargas Foundation. This updating will be calculated pro rata temporis, on the basis of business days, according to the following formula (“Updating of the Debentures”):

where:

VNa	is the updated nominal value calculated to 6 (six) decimal places, without rounding;
VNe	is the nominal amount or remaining nominal balance calculated to 6 (six) decimal places, without rounding;
C	is the accumulated factor of the monthly variations of the indices used, calculated to 8 (eight) decimal places, without rounding;
NI0	is the index number of the month prior to the month of the beginning of updating;
NI1	is the amount of the index number of the month of start of updating;
NI2	is the amount of the index number of the month subsequent to the month of commencement of updating;
NIn	is the amount of the index number of the month prior to the month of updating up to the anniversary date. After the anniversary date, the amount of the index number of the month of updating;
NIn-1	is the amount of the index number of the month prior to month “n”;
dup	a whole number– is the number of business days between the previous base date and the date of updating; and
dut	a whole number – is the number of business days between the prior base date and the next base date.

The month between two consecutive anniversary dates of the Debentures in question shall be considered as a month of updating.

The anniversary date is the date of the first business day of each month.

The anniversary date is the date of the first business day of each month.

The index number of the IGP-M shall be used based on an identical number of decimal places to that used by the body responsible for its calculation.

The IGP-M shall be applied annually, or in any shorter period permitted by the legislation from time to time in force, in which case this shall be without the need for adjustment to the Issue Deed or any other formality.

4.1.2. If on the date of maturity of any of the Issuer’s pecuniary obligations the IGP-M is not published, the last prior IGP-M index number published shall be applied, calculated pro rata temporis, and no financial compensation shall be due or payable between the Issuer and the holders of the Debentures upon the subsequent publication of the IGP-M which would be applicable.

4.1.3. In the event of the abolition, absence of calculation and/or publication of the IGP-M for more than 10 (ten) consecutive days after the date expected for its calculation and/or publication, or legal impossibility of application of the IGP-M to the Debentures, the Fiduciary Agent shall, within 30 (thirty) calendar days from the event, hold a General Meeting of Debenture Holders (subject to the provisions of Clause VII of the Issue Deed), for decision, by common accord with the Issuer, subject to the applicable regulations, on a new parameter for the remuneration of the Debentures to be proposed by the Issuer. Up to the decision on this parameter, the last IGP-M officially disclosed, plus remuneratory interest (as defined below), up to the date of the decision of the General Meeting of Debenture Holders, shall be used to calculate the updated value of the Debentures.

4.1.4. If there is no agreement on the new Remuneration between the Issuer and the Debenture Holders representing, at least, 2/3 (two-thirds) of the total of the Debentures in circulation (even if by reason of absence of quorum to decide on the matter), the Issuer shall redeem the totality of the Debentures in circulation, within 30 (thirty) calendar days from the date of holding of the respective General Meeting of Debenture Holders, for the amount of their nominal unit value, plus the remuneration due up to the date of the actual redemption, calculated pro rata temporis, from the Issue Date of the last prior date of payment of the remunatory interest, as the case may be, using the last IGP-M officially published. No premium of any nature shall be added to the redemption referred to in this item.

4.1.5. The updating of the Debentures shall be paid by the Issuer jointly with the nominal unit value of the Debentures, on the respective maturity date.

4.2. Remuneratory Interest of the Debentures

Interest at 10.5% (ten point five per cent) per year, calculated per business day, based on a year of 252 (two hundred and fifty two) days shall apply to the nominal unit value plus the updating of the Debentures, starting from the Issue Date (“the Remuneratory Interest”). The Remuneratory Interest shall be calculated according to the following formula:

where:

J                                                   is the amount of interest payable at the end of each capitalization period (as defined below), calculated to 6 (six) decimal places, without rounding;

VNa                                 is the nominal unit value or balance of the nominal value updated, calculated to 6 (six) decimal places, without rounding;

Fj                                              factor calculated to 9 decimal places with rounding;

Rate                                equal to 10.5;

N                                                 equal to 252;

n                                                   a whole number, being the number of business days between the date of the next payment of interest and the date of the prior payment of interest;

DT                                         a whole number, being the number of business days between the date of the next payment of interest and the date of the prior payment of interest; and

DP                                         a whole number, being the number of business days between the prior and present dates of payment of interest.

4.2.1. The Remuneratory Interest shall be paid by the Issuer annually, the first payment to be made 12 (twelve) months after the Issue Date, that is to say, on the first business day of June 2007, and the other payments on the first business day of June of the subsequent years up to the maturity date, calculated in a regime of capitalization made up, pro rata temporis, of business days.

4.3. -        Limit of the Issue

The Issue complies with the limit specified in Article 60 of the Corporate Law, since the registered capital of the Issuer, on the Issue Date, was R$ 2,061,997,787.64 (two billion, two hundred and sixty one million, nine hundred and ninety seven thousand, seven hundred and eighty seven Reais and sixty four centavos).

4.4.-         Right of preference

There shall be no right of preference for the present stockholders of the Issuer for subscription of the Debentures.

5.             Conditions of subscription and paying up

5.1. Subscription price: The price of subscription of the Debentures shall be their nominal unit value, plus the remuneration, calculated pro rata temporis from the Issue Date up to the date of paying up, in accordance with item 4 above.

5.2. Manner of paying up: The Debentures shall be paid up at sight, by exchange for the Debentures of the 3rd CEMIG issue, under the terms of the Obligatory Exchange, and each Debenture of the 3rd CEMIG Issue shall correspond to 1 (one) Debenture of this Issue.

5.2.1. Due to the allocation to the Issuer of the rights and obligations arising from the Debentures of the 3rd CEMIG Issue, as provided for in the Private Instrument of Assignment of Rights, the Debentures of the 3rd CEMIG Issue received by the Issuer in paying-up of the Debentures shall be cancelled.

5.3. Place of payment: The payments to which the Debentures are entitled shall be made using, as the case may be: (i) the procedures adopted by CBLC, for the Debentures registered in the BOVESPAFIX System, administered by the Bovespa (São Paulo Stock Exchange) (“the BOVESPAFIX system”); or (ii) the procedures adopted by CETIP (Custody and Settlement Chamber) for the Debentures registered in the SND (National Debentures System); or (iii) for the holders of Debentures of this Issue who are not linked to these systems, through the Mandated Bank and Clerk of the Issue.

5.4. Immunity of Debenture Holders: If any Debenture Holder has any type of tax immunity or exemption, such holder must deliver to the Mandated Bank and Clerk of the Issue within 10 (ten) business days prior to the date set for receipt of amounts relating to the Debentures, documentation of proof of this tax immunity or exemption.

5.5. Extension of maturity periods: The periods relating to the payment of any obligation by any of the parties, including the Debenture Holders, in relation to the payment of the subscription price, shall be considered extended up to the first subsequent business day if the maturity coincides with a day on which there is not a commercial or banking business day in the cities of São Paulo and/or Belo Horizonte, in the States of São Paulo and Minas Gerais respectively, without any addition to the amounts to be paid, with the exception of cases whose payments are to be realized by the CETIP or by the CBLC, in which event there shall only be postponement when the date of payment is a national holiday, a Saturday or a Sunday.

5.6. Arrears fine and charges: Without prejudice to item 11 below, in the event of non-punctuality in the payment of any amount owed to the holders of the Debentures, the debits in arrears shall be added to the respective remuneration applicable to the Debentures, and shall also be subject to an arrears penalty payment of 2% (two per cent) on the amount owed and arrears interest calculated from the date of non-compliance, up to the date of actual payment, at the rate of 1% (one per cent) per month, on the amount owed, independently of notice, advice or Court or extrajudicial action of any sort, as well as the expenses incurred for collection.

5.7. Expiry of the right to increases: Without prejudice to the terms of the previous item, non-appearance by the Debenture Holder to receive the amount corresponding to any of the pecuniary obligations of the Issuer, on the dates specified in the Issue Deed, or in a notice published by the Issuer, shall not give it the right to receive Remuneration Interest and/or arrears charges in the period corresponding to the date on which the funds were made available for payment and the actual date of appearance of the Debenture Holder for their receipt, but in any event acquired rights shall be guaranteed up to the date of the respective maturity.

6.             Distribution placement and procedure

6.1. The Obligatory Exchange of the Debentures shall commence only after concession by the CVM of registry of the Offering, after the Final Prospectus of the Offering has been placed at the disposal of the investors and after publication of this Announcement of Commencement, and the maximum period for realization of the Obligatory Exchange of the Debentures shall be 5 (five) business days, from the date of publication of this Announcement of Commencement.

6.2. Best Efforts: The Debentures shall be the subject of public distribution, under the best efforts distribution regime, with intermediation of financial institutions that are part of the Securities Distribution System, through the SDT (Securities Distribution System), administered by CETIP, based on policies and guidelines fixed by ANDIMA (the National Association of Financial Market Institutions), and through the BOVESPAFIX System, with settlement and custody at the CBLC, and target public of this present Issue shall be the holders of the Debentures of the 3rd CEMIG Issue, as specified in item 5.2. above.

6.3. The mechanism of Obligatory Exchange shall be carried out as provided for by Clause VII of the Issue Deed of the 3rd CEMIG Issue, and the paying-up of the Debentures shall be at sight, by exchange for the Debentures of the 3rd CEMIG Issue, in the terms of the Obligatory Exchange, and each Debenture of the 3rd CEMIG Issue shall correspond to 1 (one) Debenture of this Issue.

6.4. Secondary market: The Debentures shall be registered for trading in the secondary market: (i) through the SND, managed by the CETIP, based on the policies and guidelines set by ANDIMA, the Debentures with settlement and custody at the CETIP; and (ii) through the BOVESPAFIX system, with settlement and custody at the CBLC.

7.             Renegotiation

The Debentures of this Issue shall not be subject to programmed renegotiation.

8.             Guarantee

The Debentures of this Issue, and the obligations assumed by the Issuer under the Issue Deed, are guaranteed by means of a guarantee given by Companhia Energética de Minas Gerais — CEMIG (“the Guarantee”) which assumes the condition of and undertakes to be joint debtor and principal payer of all the obligations arising from the Issue Deed, up to its final settlement, with express waiver of the benefits provided by Articles 366, 827, 834, 835, 837, 838 and 839 of Law 10406 of January 10, 2002, as amended (“the Civil Code”), and Articles 77 and 595 of Law 5869 of January 11, 1973, as amended (“the Code of Civil Procedure”) for the obligations assumed in the Issue Deed.

9.             Optional acquisition

The Issuer may, at any time, acquire the Debentures in circulation in the market, for a price not greater than their nominal value plus the remuneration, subject to Article 55 of the Corporate Law. The Debentures that are the subject of such acquisition may be cancelled, remain in the Issuer’s Treasury, or be placed once again in the market.

10.          Obligatory early acquisition

The issuer shall be obliged to acquire the Debentures in circulation, as defined in item 7.2.2 of the Issue Deed, at the option of those Debenture Holders who do not agree to remain as holders of the Issue after a change in stockholding control, in the event that there is a change in the direct or indirect stockholding control, or the stockholding control of CEMIG. The Debenture Holders shall be advised of the purchase offer by a specific notice published within 15 (fifteen) calendar days from the actual date of change of stockholding control, with a period not less than 60 (sixty) days for the Debenture Holders interested to state their position, counted from the date of publication of the notice and in the terms of the procedures described in this advice. The acquisition of the Debentures by the Issuer must take place on the 30th (thirtieth) calendar day from the last day of the period for making of statement of position by the Debenture Holders, at the nominal value, plus the Remuneration, as provided in Clause 4 above. For the purposes of this item, the following events shall be considered to be “change in stockholding control”: (i) if the present direct controlling stockholder of the Issuer, CEMIG, directly or indirectly ceases to hold the equivalent to at least 50% (fifty per cent) plus one share of the total of the shares representing the voting capital of the Issuer; (ii) if the present indirect controlling stockholder of the Issuer, the Government of the State of Minas Gerais, ceases directly or indirectly to hold the equivalent of at least 50% (fifty per cent) plus one share of the total of the shares representing the voting capital of CEMIG; or (iii) if the present controlling stockholder of CEMIG, the Government of the State of Minas Gerais, directly or indirectly ceases to hold the equivalent of at least 50% (fifty per cent) plus one of the total of the shares in the voting capital of the Issuer.

11.          Early maturity

Subject to items 11.1, 11.1.1 and 11.2 below, the fiduciary agent shall declare all the obligations relating to the Debenture to become due for payment immediately and demand immediate repayment by the Issuer of the debtor balance of the nominal unit value of the Debentures, plus the Remuneration, due up to the date of actual payment, calculated pro rata temporis, and other charges, independently of advice, contestation or notification within or outside the Courts, in any of the following events:

(a) application for judicial or extra-judicial recovery, or application for bankruptcy made by the Issuer, by CEMIG, or by any of its subsidiaries or affiliated companies;

(b) extinction, liquidation, dissolution or declaration of the bankruptcy of the Issuer, of CEMIG, or of any of its subsidiaries or limited companies;

(c) absence of fulfillment by the Issuer or by CEMIG of any pecuniary obligation related to the Debentures;

(d) early maturity of any debt of the company, or CEMIG, or of any of its subsidiaries or affiliated companies, in an amount of R$ 50,000,000.00 (fifty million Reais), or more, due to any non-compliance, contractual or otherwise;

(e) termination, for any reason, of any of the concession contracts to which the Issuer is a party representing separately or jointly an amount equal to 30% (thirty per cent) or more of the net operational revenue of the Issuer as stated in its last prior financial statements;

(f) termination, for any reason, of any of the concession contracts to which CEMIG is a party representing separately or jointly an amount of 30% (thirty per cent) or more of the consolidated net operational revenue of CEMIG as shown in its last prior financial statements at the time;

(g) legitimate protest of securities against the Issuer, or CEMIG, or any of their subsidiaries or affiliated companies, in an amount exceeding R$ 50,000,000.00 (fifty million Reais), unless made in error or bad faith of a third party validly proven by the Issuer, by CEMIG or by any of its subsidiaries or affiliated companies as the case may be, or unless suspended or cancelled, or unless a guarantee for the security(ies) be given in Court, under any circumstances, within a maximum of 30 (thirty) calendar days from the date on which the written notice sent by the Fiduciary Agent is received;

(h) absence of compliance by the Issuer or by CEMIG with any non-pecuniary obligations specified in the Issue Date, not cured in 30 (thirty) calendar days from the date on which the written notice sent by the Fiduciary Agent is received;

(i) if the Issuer, or CEMIG, or any of their subsidiaries or affiliated companies omits to pay on the maturity date, or does not take the legal or judicial measures required for non-payment in relation to, any debt or any other obligation payable by the Issuer, by CEMIG, or by any of their subsidiaries or affiliated companies, under any agreement or contract to which it is a party as a lender, borrower, or guarantor, involving an amount of R$ 50,000,000.00 (fifty million Reais) or more; and/or

(j) privatization, merger, liquidation, dissolution, extinction, split and/or any form of stockholding reorganization which results in reduction of the registered capital of the Issuer and/or of CEMIG.

11.1. The occurrence of any of the events indicated in sub-items (a) to (d) above shall result in automatic early maturity of the Debentures, independently of any consultation of the Debenture Holders.

11.1.1. In any of the events in sub-items (e) to (j) above, the Fiduciary Agent shall call, within 48 (forty eight) hours of the date on which it becomes aware of such event, a meeting of Debenture Holders to decide on declaration of early maturity of the Debentures, subject to the procedure for convocation specified in Clause VII of the Issue Deed and the specific quorum established in item 11.2 below.

11.2. After the General Meeting of Debenture Holders mentioned in  item 11.1.1 above has been held, the Fiduciary Agent shall declare early maturity of all the obligations arising from the Debentures and demand immediate payment by the Issuer of the Nominal Unit value of the Debentures, plus the Remuneration and charges up to the date of actual payment, in accordance with item 11 above, unless Debenture Holders representing at least 2/3 (two-thirds) of the Debentures in circulation of the Issue opt not to declare early maturity of the obligations arising from the Debentures.

11.2.1. If the Debenture Holders of the present Issue opt not to declare early maturity of the obligations arising from the Debentures, under item 11.2 above, the Debentures held by the Debenture Holders who do not agree with that decision shall be redeemed by the Issuer o the earlier of the two following dates: (i) within a maximum of 30 (thirty) calendar days from the date of the holding of the meeting of Debenture Holders; or (ii) in the same period in which the Debentures issued under the “Private Deed of the 1st Public Issue of Non-Convertible Debentures in Two Series Without Guarantee nor Preference of Companhia Energética de Minas Gerais – CEMIG” entered into on October 4, 2001, as amended (“the 1st CEMIG Debenture Issue”), or the Debentures which come to substitute the said debt for a reason similar to that provided for the redemption of the Debentures as established in item 11.2.1, are in fact redeemed. The Debentures shall be redeemed for their nominal unit value plus the remuneration owed, calculated pro rata temporis.

12.          Optional early maturity

The Issuer shall not have any option for early redemption of this Issue.

13.          Investor target public of the Offering

This present Issue may only have, as target public, the holders of the Debentures of the 3rd CEMIG Issue.

14.          Inappropriateness of investment in the Debentures

The Debentures that are the subject of the present Offering are not appropriate for investors who need considerable liquidity in relation to the securities acquired, since trading of Debentures in the Brazilian secondary market is restricted.

Investors should read the “Risk Factors” section of the Final Prospectus, which is available to investors as stated in item VII below.

15.          Additional obligations of the Issuer

15.1. Subject to the other obligations specified in the Issue Deed the Issuer also undertakes as follows:

15.1.1.                            To supply to the Fiduciary Agent:

(a)                                  within a maximum of 45 (forty five) days after termination of its first half business year a copy of its complete financial statements in relation to that period;

(b)                                 within a maximum of 90 (ninety) days after the end of each business year, a copy of its complete financial statements in relation to that business year accompanied by an opinion of the independent auditors, and a copy of any communication made by the independent auditors to the Issuer, or to its management, and the respective answers, with reference to the system of accounting, management or the accounts of the Issuer;

(c)                                  a copy of the periodic and occasional information demanded by CVM Instruction 202 of December 6, 1993 (as amended), within the period therein specified and, within a maximum of 45 (forty five) days after termination of the quarters of a year completed on March 31, June 30 and September 30 of each year, a copy of its Quarterly Information (ITRs), accompanied by an opinion of the independent auditors;

(d)                                 notice of the convocation of any General Meeting, with minimum prior notice of 3 (three) business days, and promptly to supply copies of all the minutes of all the General Meetings, and also the date and agenda of the General Meeting to be held and of all the meetings of the Board of Directors, the Executive Board and the Audit Board;

(e)                                  the notices to the Debenture Holders, material announcements and minutes of General Meetings which in any way involve the interests of the Debenture Holders, on the same date as they are published;

(f)                                    immediately, any information relevant to the Issue which may be requested from it at any time;

(g)                                 a copy of any correspondence or Court or extrajudicial notification received by the Issuer in relation to the Debentures or the Issue Deed, immediately after its receipt;

(h)                                 the proofs of compliance with its obligations in relation to the Debenture Holders in a period of up to 5 (five) calendar days from the respective date of their maturities;

(i)                                     information on the occurrence of any of the events indicated in item 11 above, as rapidly as possible, within the earlier of the following time limits: (i) a maximum of 10 (ten) calendar days from the date on which it becomes aware of the event’s occurrence, or (ii) the same period in which CEMIG informs the Fiduciary Agent of the 1st CEMIG Debenture Issue of the occurrence of any of the events leading to early maturity in relation to that issue, or to the issue of Debentures which come to substitute it. This information should be accompanied by a report of the Issuer containing the description of the occurrence and of the measures which the Issuer intends to take in relation to such event. If this information arises from an event, act or fact which gives rise to publication of a material announcement by the Issuer, under CVM Instruction 358, of January 3, 2002 (“CVM Instruction 358”), the disclosure of such event, act or fact to the Fiduciary Agent should take place concomitantly with its disclosure to the market, in accordance with the said CVM Instruction 358, subject to the maximum period here specified.

15.1.2.                                    To give adequate publicity to the economic-financial data, in the terms demanded by the Corporate Law, and publishing its annual financial statements.

15.1.3.                                    To keep its accounts up to date and make the respective registries in accordance with accounting principles generally accepted in Brazil, and allow representatives of the Fiduciary Agent (or of an independent auditor contracted by the Fiduciary Agent, at the Issuer’s expense) to have unrestricted access to the books and other accounting records of the Issuer.

15.1.4.                                    To call, in accordance with item 7.1 of the Issue Deed, a General Meeting of Debenture Holders to decide on any of the matters which directly or indirectly are related to the present Issue if the Fiduciary Agent does not do so.

15.1.5.                                    To comply with all orders issuing from the CVM, with sending of documents, and providing all the information requested of it.

15.1.6.                                  To submit, in accordance with the law, its accounts and financial statements to examination by an independent auditing company registered with the CVM.

15.1.7.                                    To keep the listed company registry updated at the CVM, and to supply to its Debenture Holders the financial statements prepared and approved, specified in Article 176 of the Corporate Law, when requested.

15.1.8.                                  To keep an organized body or department in appropriate working conditions to deal efficiently with the Debenture Holders, or to contract financial institutions authorized for the provision of this service.

15.1.9.                                  Not to carry out operations outside its objects as declared in its By-laws, subject to the provisions of the By-laws, laws and regulations in force.

15.1.10.                           To notify the Fiduciary Agent about any act or fact which could cause interruption or suspension of the activities of the Issuer, within a maximum period of 30 (thirty) days from the occurrence of the even.

15.1.11.                           To maintain its assets appropriately insured, in accordance with current practices.

15.1.12.                           Not to carry out any acts that are contrary to the By-laws and the Issue Deed, especially those which could directly or indirectly compromise punctual and full compliance with the obligations assumed by the Issuer in relation to the community of Debenture Holders.

15.1.13.                             To keep all the operating licenses, licenses, authorizations, concessions or approvals necessary for the regular functioning of the company in a valid status, making all and every payment necessary for this purpose.

15.1.14.                           To pay on time all the taxes payable to the federal, state or municipal tax authorities.

15.1.15.                             To maintain, conserve and preserve all its assets (tangible and intangible) such as are necessary or useful for the due conduct of its activities in good order and functioning condition, with the exception of normal wear and tear.

15.1.16.                           Not to make any material alteration, while the Debentures exist, in the nature of its business, as conducted on the present date, and not to make any alteration in the legal form of its businesses, as they may exist on the present date, except when and if demanded by the legislation in force or by the regulations issued by the Concession-Granting Power.

15.1.17.                           To comply, in all aspects, with all the applicable laws, rules, regulations and orders, in any jurisdiction in which it carries out business or owns goods.

15.1.18.                           To cause the respective risk rating agency or agencies to maintain updated ratings of this present public offering during the period of validity of the Debentures, supplying the Fiduciary Agent with a copy of annual reviews of ratings within 5 (five) business days after their disclosure.

II.            THE COMPANY

CEMIG Distribuição S.A.

Avenida Barbacena 1200, 17th Floor, A1 Wing,

30190-131 Belo Horizonte, MG, Brazil.

Tel: (31) 3299-4903

Fax: (31) 3299-3832

Internet: www.cemig.com.br

III-           THE LEAD MANAGER

UNIBANCO – União de Bancos Brasileiros S.A.

Office of the Capital Markets Director

Att: Rogério Assaf Freire

Avenida Eusébio Matoso 891,

05423-180 São Paulo, SP, Brazil

Tel: (11) 3097-4396

Fax: (11) 3097-4127

E-mail: rogerio.freire@unibanco.com.br

Internet: www.unibanco.com.br

IV.           MANDATED BANK AND CLERK OF THE ISSUE

Banco Itaú S.A.

Av. Eng Armando de Arruda Pereira 707, 9th Floor,

São Paulo, SP, Brazil.

CEP: 04344-902

Att. Luiz Loureiro

Tel: (11) 5029-1905

Fax: (11) 5029-1917

E-mail: luiz.loureiro@itau.com.br

V.            FIDUCIARY AGENT

Pavarini Distribuidora de Títulos e Valores Mobiliários Ltda.

Rua Sete de Setembro 99, 24th Floor,

20050-050 Rio de Janeiro, RJ, Brazil.

CEP: 20050-050

Att. Mr. Carlos Alberto Bacha / Mr. Rinaldo Rabello Ferreira

Tel: (21) 2507-1949

Fax: (21) 2507-1773

E-mail: pavarini@pavarini.com.br

Internet: www.pavarini.com.br

VI.           REGISTRY OF THE OFFERING WITH THE CVM

THIS OFFER WAS REGISTERED WITH THE BRAZILIAN SECURITIES COMMISSION (CVM) UNDER NUMBER CVM/SRE/DEB/2006/041, ON OCTOBER 26, 2006.

VII.         DATE OF COMMENCEMENT OF PUBLIC DISTRIBUTION

The date of commencement of public distribution is November 1º, 2006.

VIII.        PROSPECTUS, ADDITIONAL INFORMATION AND SERVICE TO THE DEBENTURE HOLDERS

The Final Prospectus of the present Offering is available in the offices and on the websites of the Lead Manager and the Issuer of this Issue, and of the Brazilian Securities Commission (CVM), and also at the CETIP.

More information may be obtained from the Lead Manager of this Offering or at the CVM.

As well as the addresses of the Lead Manager, and the Mandated Bank and Clerk of the Issue, the following are other relevant addresses:

CBLC – Companhia Brasileira de Liquidação e	CETIP – Câmara de Custódia e de Liquidação
Custódia	Rua Líbero Badaró 425, 24th Floor,
Rua XV de Novembro 275,	01009-00 São Paulo, SP, Brazil.
01013-001 São Paulo, SP, Brazil.	Tel: (11) 3111-1596
Att. Charles Mann de Toledo	Fax: (11) 3115-1564
Tel: (11) 3233-2720	E-mail: gr.debentures@cetip.com.br
Fax: (11) 3233-2051
E-mail: ctoledo@bovespa.com.br

BOVESPAFIX – BOVESPA

Rua XV de Novembro 275,

São Paulo, SP, Brazil

www.bovespa.com.br